                                                                  EXHIBIT (a)(1)

                             OFFER TO PURCHASE FOR CASH

                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            PLM INTERNATIONAL, INC.

                                       AT

                        $3.46 PER SHARE OF COMMON STOCK

                                       BY

                            MILPI ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                              MILPI HOLDINGS, LLC

                                     AND BY

                            AFG INVESTMENT TRUST A,
                            AFG INVESTMENT TRUST B,
                            AFG INVESTMENT TRUST C,
                            AFG INVESTMENT TRUST D,
                             AFG ASIT CORPORATION,
                             EQUIS II CORPORATION,
                             AND SEMELE GROUP, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, FEBRUARY 6, 2001, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER (THE "OFFER") TO PURCHASE ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK OF PLM INTERNATIONAL, INC. (THE "COMPANY"), PAR VALUE $.01 PER SHARE (THE "COMPANY COMMON STOCK"), IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 22, 2000 (THE "MERGER AGREEMENT"), BETWEEN MILPI ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 50.1% OF THE COMPANY'S THEN OUTSTANDING COMMON STOCK, OR APPROXIMATELY 3,784,810 SHARES (BASED UPON THE NUMBER OF SHARES OUTSTANDING AS OF DECEMBER 28, 2000 AND SUBJECT TO ADJUSTMENTS FOR STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS AND SIMILAR EVENTS) (INCLUDING ANY SHARES OF COMPANY COMMON STOCK OWNED BY THE PURCHASER OR ANY AFFILIATE OF THE PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER) (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, IF APPLICABLE (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    THE BOARD OF DIRECTORS OF THE COMPANY: (I) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS,
(II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS AND RELATED AGREEMENTS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (III) HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON STOCK PURSUANT TO THE OFFER.

    IN CONNECTION WITH THE PURCHASER'S EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, CERTAIN STOCKHOLDERS OF THE COMPANY, WHO OWN, IN THE AGGREGATE, APPROXIMATELY 24% OF THE COMPANY'S VOTING POWER, ENTERED INTO AN AMENDED AND RESTATED VOTING AND TENDER AGREEMENT DATED AS OF DECEMBER 22, 2000 AMONG EACH OF SUCH HOLDERS, THE COMPANY AND THE PURCHASER (THE "AMENDED AND RESTATED VOTING AND TENDER AGREEMENT") PURSUANT TO WHICH EACH OF SUCH HOLDERS, SEVERALLY BUT NOT JOINTLY, AGREED TO TENDER THEIR COMPANY COMMON STOCK PURSUANT TO THE OFFER AND VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND GRANTED THE PURCHASER AN IRREVOCABLE OPTION TO BUY SUCH SHARES AT A PRICE EQUAL TO THE OFFER PRICE OR ANY HIGHER PRICE PAID BY THE PURCHASER FOR THE COMPANY COMMON STOCK PURSUANT TO THE OFFER OR THE MERGER. SEE SECTION 10, WHICH DESCRIBES THE VOTING AND TENDER AGREEMENT IN GREATER DETAIL.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Company Common Stock should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions thereto and mail or deliver it together with the certificate(s) evidencing tendered Company Common Stock, and any other required documents, to the Depositary (as defined herein) or tender such Company Common Stock pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Company Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Company Common Stock.

    A stockholder who desires to tender Company Common Stock and whose certificates evidencing such Company Common Stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Company Common Stock by following the procedure for guaranteed delivery set forth in Section 3 hereof.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the related documents may be obtained from the Information Agent.

December 29, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..................................................................      1

INTRODUCTION........................................................................      6

          1.            TERMS OF THE OFFER; EXPIRATION DATE.........................      8

          2.            ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMPANY COMMON
                          STOCK.....................................................     10

          3.            PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMPANY
                          COMMON STOCK..............................................     11

          4.            WITHDRAWAL RIGHTS...........................................     14

          5.            CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     15

          6.            PRICE RANGE OF COMPANY COMMON STOCK; DIVIDENDS..............     16

          7.            CERTAIN INFORMATION CONCERNING THE COMPANY..................     17

          8.            CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE
                          OFFERORS..................................................     19

          9.            FINANCING OF THE OFFER AND THE MERGER.......................     20

         10.            BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE
                          MERGER AGREEMENT..........................................     20

         11.            PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER
                          AND THE MERGER............................................     36

         12.            POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMPANY
                          STOCK, AMERICAN STOCK EXCHANGE LISTING, MARGIN REGULATIONS
                          AND EXCHANGE ACT REGISTRATION.............................     38

         13.            FEES AND EXPENSES...........................................     39

         14.            CERTAIN CONDITIONS OF THE OFFER.............................     40

         15.            CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............     42

         16.            MISCELLANEOUS...............................................     44

SCHEDULES

    Schedule I--Directors and Executive Officers of the Purchaser and the Company

                               SUMMARY TERM SHEET

    This summary term sheet highlights some of the questions that you, as a stockholder of PLM International, Inc., may have and our answers to those questions. To better understand the offer and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

    - MILPI Acquisition Corp. ("MILPI" or the "Purchaser"), a newly formed Delaware corporation, is wholly owned by MILPI Holdings, LLC, which is wholly owned by four separate trusts, which are each partially owned by AFG ASIT Corporation, which acts as managing trustee for each of the four trusts. AFG ASIT Corporation is wholly owned by Equis II Corporation, which is wholly owned by Semele Group, Inc. ("Semele"). MILPI has been organized in connection with this offer and has not carried on any activities other than in connection with this offer. Semele is a Delaware corporation and the common stock of Semele is listed on the Nasdaq Small Cap Market under the symbol VSLF. MILPI is the Purchaser of the shares being tendered pursuant to the offer and together with MILPI Holdings, LLC, the four trusts, AFG ASIT Corporation, Equis II Corporation and Semele, we are the offerors. See Section 8 herein.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are seeking to purchase any and all of the issued and outstanding common stock of PLM International, Inc. See the "Introduction" and
      Section 1 herein.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $3.46 per share for common stock of PLM International, Inc., in cash and without interest. See the "Introduction" and Section 1 herein.

    - If you tender your stock in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your stock. See the "Introduction" herein.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - MILPI is not obligated to purchase any stock unless at least 50.1%, or 3,784,810 shares (based upon the number of shares outstanding as of December 28, 2000), of the then outstanding common stock of PLM International, Inc. are validly tendered and not withdrawn prior to the expiration of the offer. We call this condition the "minimum condition." A group of holders who have entered into a voting and tender agreement with us own 1,796,782 shares of common stock of PLM International, Inc., or approximately 24% of the voting power of the stock of PLM International, Inc., and have agreed to tender all of these shares to us. In addition, these holders have granted to us an irrevocable option to purchase these shares. See Sections 1 and 14 herein.

    - MILPI is not obligated to purchase any stock that is validly tendered unless and until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated, if applicable. See Section 15 herein.

    - These and other conditions to MILPI's obligation to purchase stock tendered in the offer are described in greater detail in Sections 1 and
      14. MILPI can waive any of the conditions to the offer without the consent of PLM International, Inc., other than the minimum condition.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

    - The trusts have committed to provide MILPI's direct parent, MILPI Holdings, LLC, with the funds necessary to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. MILPI Holdings, LLC, in turn has committed to provide MILPI with such funds. We anticipate that all of these funds will be obtained from existing resources and internally generated funds of the trusts. The offer is not conditioned upon any financing arrangements. See Section 9 herein.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - We do not think the financial condition of MILPI is relevant to your decision whether to tender in the offer because:

       - The form of payment consists solely of cash.

       - The trusts have each committed to provide MILPI's parent, MILPI Holdings, LLC, which, in turn, has committed to provide MILPI with the funds necessary to purchase all outstanding shares of common stock of PLM International, Inc. validly tendered and not withdrawn prior to the expiration of the offer.

       - The offer is not subject to any financing conditions.

       - If MILPI consummates the merger, MILPI will acquire all remaining shares of stock in the merger for the same cash price per share.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have at least until 12:00 midnight, New York City time, on Tuesday, February 6, 2001, to tender your stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3 herein.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - Subject to the terms of the merger agreement, MILPI can extend the offer. MILPI has agreed in the merger agreement that it may extend the offer without the consent of PLM International, Inc. in the following circumstances:

       - If any of the conditions to the offer, other than the minimum condition, have not been satisfied or waived, MILPI may extend the offer until such conditions have been satisfied or waived, but not beyond April 9, 2001.

       - If all of the conditions to the offer have been satisfied or waived except for the minimum condition, MILPI may extend the offer, but not beyond March 21, 2001.

       - If all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not withdrawn, MILPI may extend the offer, but not beyond March 7, 2001, provided that MILPI purchases and pays for all shares of Company Common Stock validly tendered and not withdrawn prior to the date of such extension and waives any condition to the consummation of the merger (other than the Hart-Scott-Rodino approval and other necessary consents) that may fail to be satisfied during such extension.

       - If any applicable law or any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the offer requires it, MILPI may extend the offer for such period as required by the applicable SEC rule or applicable law.

       - In addition, if PLM International, Inc. so requests, MILPI may extend the offer, but not beyond April 4, 2001, if the minimum condition or the condition under the Hart-Scott Rodino Act have not been satisfied or if other specified conditions to our obligation to purchase stock tendered in the offer, as described in greater detail in Sections 1 and 14 have not been satisfied.

       MILPI will exercise reasonable discretion in determining whether conditions to the offer have been satisfied or waived. See Section 1 for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If MILPI decides to extend the offer, MILPI will inform Mellon Investor Services, LLC, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1 herein.

HOW DO I TENDER?

    - To tender your stock in the offer, you must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions thereto and mail or deliver it together with your share certificates, and any other required documents, to the Depositary at the address listed in the Letter of Transmittal. You may tender your Company Common Stock by physical delivery of your share certificates or pursuant to the procedure for book-entry transfer set forth in Section 3; or if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery of your shares by book-entry transfer on a timely basis, you may still tender your Company Common Stock if you comply with the guaranteed delivery procedures described in Section 3 herein.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED STOCK?

    - You may withdraw previously tendered stock any time prior to the expiration of the offer, and, unless we have accepted the stock pursuant to the offer, you may also withdraw any tendered stock at any time after February 27, 2001 (or such later date as may apply in case the offer is extended). See Section 4 herein.

HOW DO I WITHDRAW PREVIOUSLY TENDERED STOCK?

    - To withdraw previously tendered stock, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered stock by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your stock. See Section 4 herein.

WHAT DOES THE BOARD OF DIRECTORS OF PLM INTERNATIONAL, INC. THINK OF THE OFFER?

    - The Board of Directors of PLM International, Inc.: (1) has unanimously determined that the merger agreement and the transactions contemplated thereby, including each of the offer and the merger, are advisable, fair to, and in the best interests of, PLM International, Inc. and its stockholders, (2) has approved and adopted the merger agreement and the transactions and related agreements contemplated thereby, including each of the offer and the merger and (3) has recommended that the stockholders of PLM International, Inc. accept the offer and tender their shares pursuant to the offer.

WHEN WILL THE MERGER OCCUR?

    - If MILPI acquires at least 90% of the then outstanding shares of Company Common Stock pursuant to the offer or otherwise, MILPI will cause the merger to occur as soon as reasonably practicable. If MILPI does not acquire 90% of such shares but acquires at least 50.1%, MILPI will convene a special meeting of PLM International, Inc.'s stockholders pursuant to Delaware law to vote upon the merger, and if the requisite vote is obtained, MILPI will cause the merger to occur. Because the requisite vote to approve a merger pursuant to Delaware law and the Certificate of Incorporation of PLM International, Inc. is a majority of outstanding shares of Company Common Stock, once MILPI has acquired 50.1%, of the outstanding shares pursuant to the offer or otherwise, MILPI will then have sufficient voting power to approve and adopt the merger agreement without the vote of any other stockholder. At the time of the merger, MILPI Acquisition Corp. will be merged with and into PLM
      International, Inc. and PLM International, Inc. will continue as the surviving corporation. Each share that remains outstanding (other than any stock held in the treasury of PLM International, Inc. and any stock held by stockholders who have properly dissented and exercised their appraisal rights with respect to the merger) after the merger will be canceled and converted automatically into the right to receive $3.46 per share in cash.

WILL PLM INTERNATIONAL, INC. CONTINUE AS A PUBLIC COMPANY?

    - Only if the minimum condition is not met and the offer is terminated. If the minimum condition is met, MILPI will have the requisite vote to approve the merger and MILPI Acquisition Corp. will be merged with and into PLM International, Inc. such that PLM International, Inc. will cease making filings with the SEC and otherwise cease being required to comply with SEC rules relating to publicly held companies.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY STOCK?

    - If you decide not to tender your stock in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your stock in the offer, unless you have properly exercised your dissenters' rights under Delaware law. Therefore, if the merger takes place, the only difference between tendering your shares and not tendering your shares is that you will be paid earlier if you tender. For a description of appraisal rights under Delaware law, see Section 13 herein.

WHAT IS THE MARKET VALUE OF MY STOCK AS OF A RECENT DATE?

    - On December 21, 2000, the last full trading day before we announced the offer, the closing price per share of the common stock of PLM International, Inc., as reported on the American Stock Exchange was $2.25. See Section 6 herein.

CAN PLM INTERNATIONAL, INC. ENTERTAIN OFFERS TO PURCHASE THE COMPANY FROM OTHER
  PARTIES WHILE THIS OFFER IS PENDING?

    - Yes, under specified circumstances. Pursuant to the Merger Agreement and in accordance with the terms thereof, PLM International, Inc. may engage in discussions in response to a superior proposal, provided that they comply with Rule 14e-2 of the Securities Exchange Act of 1934, as amended, and further provided that, in the event that PLM
      International, Inc. terminates the merger agreement under such circumstances, it shall pay MILPI a $1,000,000 termination fee and $500,000 in third-party fees and expenses. See the subsections entitled "No Solicitation; Other Offers" and "Termination" contained in Section 10 hereof.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING
  SHARES?

    - The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 herein.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You can call MacKenzie Partners, Inc., the Information Agent, at
      (800) 322-2885. See the back cover of this Offer to Purchase.

                                  INTRODUCTION

To All Holders of Common Stock of PLM International, Inc.:

    MILPI Acquisition Corp., a Delaware corporation ("MILPI" or the "Purchaser"), along with MILPI Holdings, LLC, AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C, AFG Investment Trust D, AFG ASIT Corporation, Equis II Corporation and Semele Group, Inc. (collectively the "Offerors"), hereby offers to purchase any and all outstanding shares of the common stock, par value $.01 per share (the "Company Common Stock"), of PLM International, Inc., a Delaware corporation (the "Company"), that are issued and outstanding, for $3.46 per share, in cash and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning the Purchaser and the Offerors.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Company Common Stock by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. The Purchaser will pay all charges and expenses of Mellon Investor Services, LLC (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 13.

    This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 22, 2000 (the "Merger Agreement"), between the Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as reasonably practicable after the purchase of Company Common Stock pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware law"), the Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"). As of the effective time of the Merger (the "Effective Time"), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock held in the treasury of the Company and other than Company Common Stock held by stockholders who shall have demanded and perfected appraisal rights under Delaware law) shall be converted automatically into the right to receive $3.46 per share of Company Common Stock in cash, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware law will be entitled to receive, in connection with the Merger, cash for the fair value of their Company Common Stock as determined pursuant to the procedures prescribed by Delaware law. See
Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Company Common Stock pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    The Merger Agreement provides that, promptly following the purchase of, and payment for at least 50.1% of the Company's then outstanding common stock, or approximately 3,784,810 shares (based upon the number of shares outstanding as of December 28, 2000 and subject to adjustments for stock splits, stock dividends, recapitalizations and similar events) (including any shares of Company Common Stock owned by the Purchaser or any affiliate of the Purchaser on the date such shares are purchased pursuant to the Offer) (the "Minimum Condition") and from time to time thereafter, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this paragraph) and the percentage that the voting power of the shares of Company Common Stock beneficially owned by the Purchaser following such purchase bears to the total voting power of Company Common Stock outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions within its power to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. Each of the Company's directors, except for Robert N. Tidball, the Chairman of the Board of the Company, has tendered his resignation, effective upon the occurrence, if any, of the Offer Conditions Satisfaction Date (as defined herein), at which time it is anticipated that James A. Coyne and Gary D. Engle will be appointed to the Company's Board of Directors. See Schedule I.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if required by applicable law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company in accordance with Delaware law. For a more detailed description of the conditions to the Merger, see
Section 14 hereof. Under the Company's Certificate of Incorporation and Delaware law, the affirmative vote of the holders of a majority of the outstanding Company Common Stock, voting as a single class, is required to approve and adopt the Merger Agreement. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) a sufficient number of shares of Company Common Stock to satisfy the Minimum Condition, then the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement without the vote of any other stockholder. See Sections 10 and 11.

    Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Company Common Stock, the Purchaser will be able to approve and adopt the Merger Agreement without a vote of the Company's stockholders. In such event, the Purchaser and the Company have agreed, subject to satisfaction or waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Company Common Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware law, a longer period of time will be required to effect the Merger. See Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"): (I) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS, (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS AND RELATED AGREEMENTS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (III) HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMPANY COMMON STOCK PURSUANT TO THE OFFER.

    Imperial Capital, LLC ("Imperial") has delivered to the Board its written opinion dated December 21, 2000 to the effect that, as of such date, based upon and subject to various assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Imperial is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith. Stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Imperial.

    The Company has advised the Purchaser and the Offerors that 7,554,510 shares of Company Common Stock were issued and outstanding as of December 28, 2000. In addition, the Company has advised the Purchaser and the Offerors that as of such date, 495,000 options were outstanding. Accordingly, as of such date, the Minimum Condition would be satisfied if the Purchaser acquires 3,784,810 shares of Company Common Stock for a purchase price of $3.46 per share, assuming no options are exercised. Also, as of such date, the Purchaser could cause the Merger to become effective without a shareholder's meeting in accordance with Delaware law if the Purchaser shall have acquired at least 6,799,059 shares of Company Common Stock, assuming no options are exercised.

    No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger. See
Section 13.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    The Purchaser and the Offerors are offering to pay $3.46 per share of Company Common Stock validly tendered, in cash and without interest. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, purchase and pay for all Company Common Stock validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. The "Initial Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 6, 2001, unless and until the Purchaser in its sole discretion (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by the Purchaser, shall expire.

    The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer (other than the Minimum Condition), in its sole discretion, except as provided in this paragraph. Notwithstanding the foregoing, the Purchaser may waive the Minimum Condition so long as (x) it has irrevocably waived all other conditions to the Offer (and may, as a legal matter, irrevocably waive such conditions and otherwise purchase shares of Company Common Stock pursuant to the Offer),
(y) it has irrevocably exercised or irrevocably committed to exercise the related option granted in connection with the Voting and Tender Agreement, and
(z) the shares of Company Common Stock acquired pursuant to the Offer and through such related option exercise would satisfy the Minimum Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right to increase the price per share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior written consent of the Company,
(i) decrease the price per share of Company Common Stock payable in the Offer,
(ii) decrease the percentage of shares of Company Common Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Minimum Condition and those described in Section 14 hereof, (v) except as provided below or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any material term or condition of the Offer in a manner adverse to the holders of shares of the Company Common Stock. Notwithstanding anything in the Merger Agreement to the contrary, without the consent of the Company, the Purchaser shall have the right to extend the Offer beyond the Initial

Expiration Date in the following events: (i) from time to time, but in no event later than the date which is 60 days from the Initial Expiration Date, if, at the Initial Expiration Date (or the extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law;
(iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, for one or more periods not to exceed 10 business days each (but no more than an aggregate of 30 business days for all such extensions); or
(iv) if all of the conditions to the Offer are satisfied or waived but the number of shares of Company Common Stock validly tendered and not withdrawn is less than 90% of the then outstanding shares of Company Common Stock, for an aggregate period not to exceed 20 business days (for all such extensions), provided that the Purchaser shall accept and promptly pay for all shares of Company Common Stock tendered prior to the date of such extension (the "Offer Conditions Satisfaction Date") and shall waive any condition to the consummation of the Merger (other than the HSR Condition) that may fail to be satisfied during such extension. In addition, the Purchaser shall, if requested by the Company, from time to time extend the Offer if, at the Initial Expiration Date (or any extended expiration date of the Offer, including pursuant to this sentence, if applicable), any of the following have not been satisfied: (i) the Minimum Condition, (ii) the HSR Condition, (iii) the conditions set forth in clause (a), clause (b), clause (g) or clause (h) of Section 14 hereof, and/or
(iv) provided that such conditions can be satisfied by the Company on or before April 3, 2001, and provided that the Company immediately ceases, and does not subsequently enter into, any discussions or negotiations with any Person concerning an Acquisition Proposal as defined in Section 10 hereof, the conditions set forth in clause (c)(ii), clause (d), clause (e) or clause (j) of
Section 14 hereof, for one or more periods not to exceed ten business days each (but for no longer than an aggregate of 40 business days after the Initial Expiration Date). Upon the prior satisfaction or waiver of all the conditions to the Offer and subject to the terms and conditions of the Merger Agreement, the Purchaser shall accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the Offer Conditions Satisfaction Date and then, solely to the extent purchasable and payable pursuant to the terms of the Merger Agreement but not previously purchased or paid for, again after the expiration of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Company Common Stock, whether or not the Offer is extended.

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the Offer Conditions Satisfaction Date. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, the Purchaser also expressly reserves the right
(i) to delay payment for Company Common Stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, (the "1934 Act"), which requires the Purchaser to pay the consideration offered or to return Company Common Stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Company Common Stock not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof. If any shares of tendered Company Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates evidencing shares of Company Common Stock are submitted evidencing more Company Common Stock than are tendered, certificates evidencing unpurchased Company Common Stock will be returned, without expense to the tendering stockholder (or, in the case of Company Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Company Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer. See Section 2.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1d) under the 1934 Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the 1934 Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser decides to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Company Common Stock are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Company Stock, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

    For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

    The Company has provided the Purchaser with the Company's stockholder list, mailing labels and all available listings or computer files containing the names and addresses of all record holders of shares of Company Common Stock and lists of the security positions of shares held in stock depositories, for the purpose of disseminating the Offer to holders of Company Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Company Common Stock whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal, to beneficial owners of Company Common Stock, brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMPANY COMMON STOCK.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment all Company Common Stock validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. The Purchaser shall pay for all Company Common Stock validly tendered and not withdrawn promptly following the acceptance of such Company Common Stock for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay payment for Company Common Stock in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

    In all cases, payment for Company Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Common Stock (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Company Common Stock into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in lieu thereof, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Common Stock that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Company Common Stock validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Company Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Company Common Stock has been accepted for payment.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR COMPANY COMMON STOCK BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any shares of tendered Company Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Common Stock than are tendered, Share Certificates evidencing unpurchased Company Common Stock will be returned, without expense to the tendering stockholder (or, in the case of Company Common Stock tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3, such Company Common Stock will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMPANY COMMON STOCK.

    VALID TENDER OF COMPANY STOCK. In order for a holder of Company Common Stock validly to tender Company Common Stock pursuant to the Offer, (1) either
(a) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or
(b) in the case of a book-entry transfer, an Agent's Message in lieu thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (2) either (a) the Share Certificates evidencing tendered Company Common Stock must be received by the Depositary at such address, or
(b) such Company Common Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date. If the tendering stockholder cannot deliver its Share Certificates to the Depositary prior to the Expiration Date, such stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Company Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Common Stock by causing the Book-Entry Transfer Facility to transfer such Company Common Stock into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Company Common Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY, IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES, DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the 1934 Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where shares of Company Common Stock are tendered and a Letter of Transmittal is submitted
(i) by a registered holder of Company Common Stock who has not completed either the box entitled "Special Issuance and Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate(s) which are being tendered must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Company Common Stock pursuant to the Offer and such stockholder's Share Certificates evidencing such Company Common Stock are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Common Stock may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

    In all cases, payment for Company Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt of the Share Certificates evidencing such Company Common Stock by the Depositary, or of a Book-Entry Confirmation of the delivery of such Company Stock, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF COMPANY COMMON STOCK WILL BE DETERMINED BY THE PURCHASER OR ITS REPRESENTATIVES, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Company Common Stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

    NO TENDER OF COMPANY COMMON STOCK WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Company Common Stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Company Common Stock (and any and all other Company Common Stock or other securities issued or issuable in respect of such Company Common Stock), and (ii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by the Purchaser of Company Common Stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints the Purchaser as such stockholder's agent, attorney-in-fact and proxy, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Company Common Stock tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Company Common Stock or other securities issued or issuable in respect of such Company Common Stock on or after December 22, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Company Common Stock. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Company Common Stock for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such tendered Company Common Stock (and all other Company Common Stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The undersigned agrees that the Purchaser will, with respect to the Company Common Stock for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as it in its sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Company Common Stock to be deemed validly tendered, immediately upon the Purchaser's payment for such Company Common Stock, the Purchaser must be able to exercise full voting rights with respect to such Company Common Stock (and such other Company Common Stock and securities).

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF COMPANY COMMON STOCK PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

    Tenders of Company Common Stock made pursuant to the Offer are irrevocable except that such Company Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 27, 2001 (or such later date as may apply in case the Offer is extended). If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Common Stock or is unable to accept Company Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Common Stock, and such Company Common Stock may not be withdrawn except to the extent that such tendering stockholder is entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the 1934 Act. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Common Stock to be withdrawn, the number of shares of Company Common Stock to be withdrawn and the name of the registered holder of such Company Common Stock, if different from that of the person who tendered such Company Common Stock. If Share Certificates evidencing Company Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Company Common Stock have been tendered for the account of an Eligible Institution. If shares of Company Common Stock have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Common Stock.

    ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE PURCHASER OR ANY OF ITS RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Company Common Stock may not be rescinded. Any Company Common Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Common Stock may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose shares of Company Common Stock are purchased pursuant to the Offer or whose shares of Company Common Stock are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenters' rights). The discussion applies only to holders of shares of Company Common Stock in whose hands such shares are capital assets (generally assets held for investment), and may not apply to Company Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Company Common Stock who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMPANY COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenters' rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Company

Common Stock will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Company Common Stock sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to tax on the net amount of such capital gain at a maximum rate of 20%, provided that the shares of Company Common Stock were held for more than 12 months. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Company Common Stock should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder
(i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of Company Common Stock should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF COMPANY COMMON STOCK; DIVIDENDS.

    The Company's Common Stock is traded on the American Stock Exchange under the symbol "PLM." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per share:

                                                                HIGH       LOW
                                                              --------   --------
1998
4th Quarter.................................................   $7.00      $5.06

1999
1st Quarter.................................................   $6.25      $5.31
2nd Quarter.................................................    6.75       5.50
3rd Quarter.................................................    5.94       4.50
4th Quarter.................................................    6.13       4.44

2000
1st Quarter.................................................   $7.13      $5.75
2nd Quarter.................................................    7.44       6.25
3rd Quarter.................................................    6.88       6.31
4th Quarter.................................................    6.88       2.06
  (through December 21, 2000)

    On December 21, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per share as reported on the American Stock Exchange was $2.25. As of December 21, 2000, there were approximately 2,831 holders of record of the Company's Common Stock.

    On September 29, 2000, the Company announced that its Board of Directors had approved a plan of partial liquidation and had authorized a $5.00 per share distribution to its stockholders. This payment was made on November 3, 2000 in respect of shares which were held of record as of

October 22, 2000. Other than this payment, the Company has not declared or paid any dividends on its Common Stock in the past three years.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMPANY COMMON STOCK.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

    GENERAL. The Company is a Delaware corporation that was incorporated in 1987 with its principal executive offices located at One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105, and its telephone number is
(415) 974-1399. The Company manages a diversified portfolio of transportation and related equipment for approximately 60,000 third-party investors.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the 1934 Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of such materials by mail, upon payment of the SEC's customary fees, by telephone at 1-800-SEC-0330, or electronically through the SEC's Web Site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically with the SEC.

    CERTAIN FINANCIAL PROJECTIONS. In the course of discussions between representatives of the Company and the Purchaser and their respective representatives, the Company provided the Purchaser and its representatives (collectively the "Projections Recipients") with certain projections of the cash flow of the Company prepared by the Company's management for the years 2000 through 2007 (the "Plan Projections"). Such information has been set forth below for the limited purpose of giving stockholders access to projections by the Company's management that were available for review by the Projections Recipients in connection with the Offer.

    The projected financial information set forth below does not take into account income taxes and necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or the Projections Recipients' control, and does not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Purchaser or the Company or any other person who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, the Projections Recipients or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information.

                                PLAN PROJECTIONS

                                            For the Year Ending December 31,
FEES AND INCOME FROM       ------------------------------------------------------------------
INVESTMENT PROGRAMS(a)        2000          2001          2002          2003          2004
-------------------------  -----------   -----------   -----------   -----------   ----------
  EGF I..................  $   471,461   $   322,338   $   234,626   $        --   $       --
  EGF II.................      431,789       400,165       319,421       891,461           --
  EGF III................    1,430,508     1,167,220            --            --           --
  EGF IV.................    1,169,581       620,917            --            --           --
  EGF V..................    2,842,946     1,315,720     1,677,878     1,151,847    1,325,830
  EGF VI.................    3,341,174     2,050,757     1,916,943     1,451,313    1,572,126
  EGF VII................    2,261,558     2,037,232     1,660,273     1,759,478    1,667,284
  IF I...................    3,624,509     3,397,661     3,607,866     4,278,408    2,953,459
                           -----------   -----------   -----------   -----------   ----------
  Total Gross Fees and
    Income from
    Investment
    Programs.............   15,573,526    11,312,009     9,417,007     9,532,507    7,518,699
MANAGEMENT FEES AND
  INCOME FROM PRIVATE
  RAILCARS...............    1,074,324     1,153,170     1,206,618     1,495,314    1,414,820
                           -----------   -----------   -----------   -----------   ----------
  Total Gross Fees and
    Income(a)............   16,647,850    12,465,179    10,623,625    11,027,821    8,933,519
CORPORATE OVERHEAD(b)....    3,300,413     4,829,654     3,979,290     3,809,130    3,777,895
                           -----------   -----------   -----------   -----------   ----------
CASH FLOW................   13,347,437     7,635,525     6,644,335     7,218,691    5,155,624

                             For the Year Ending December 31,
FEES AND INCOME FROM       -------------------------------------
INVESTMENT PROGRAMS(a)        2005         2006         2007
-------------------------  ----------   ----------   -----------
  EGF I..................  $       --   $       --   $        --
  EGF II.................          --           --            --
  EGF III................          --           --            --
  EGF IV.................          --           --            --
  EGF V..................     955,876      856,860     1,000,228
  EGF VI.................   1,257,193    1,202,399     2,443,160
  EGF VII................   1,328,043      939,761     1,181,096
  IF I...................   4,271,127    3,794,107    13,224,781
                           ----------   ----------   -----------
  Total Gross Fees and
    Income from
    Investment
    Programs.............   7,812,239    6,793,126    17,849,265
MANAGEMENT FEES AND
  INCOME FROM PRIVATE
  RAILCARS...............   1,324,885    1,026,414            --
                           ----------   ----------   -----------
  Total Gross Fees and
    Income(a)............   9,137,124    7,819,541    17,849,265
CORPORATE OVERHEAD(b)....   3,809,853    3,979,843       815,106
                           ----------   ----------   -----------
CASH FLOW................   5,327,271    3,839,698    17,034,159

------------------------------

(a) Total gross fees and income consist of management fees, lease negotiation fees, acquisition fees and carried interest in the investment programs.

(b) The increase in corporate overhead commencing in 2001 reflects the investment management division operating as a standalone entity.

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS. Certain matters discussed herein, including without limitation, the Plan Projections, are forward-looking statements that involve risks and uncertainties. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing Plan Projections were based on assumptions concerning the Company's operations and business prospects including assumptions that the Company would continue to operate under the same ownership structure as then existed, that litigation pending against the Company will be resolved on equitable terms, and that the Company will be able to extend the existence of certain limited partnerships managed by it. The Plan Projections were also based on other revenue, expense and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Such uncertainties and contingencies include but are not limited to: changes in the economic conditions in which the Company operates, greater than anticipated competition or price pressures, the outcome of litigation pending against the Company, the ability of the Company to extend the existence of certain partnerships managed by the Company, decreases in demand for the Company's portfolio equipment and assets or the entry of new assets into the market, better or worse than expected customer growth resulting in the need to expand operations, the Company's ability to make new investments on favorable terms, and the impact of investments required to purchase additional assets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Plan Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants regarding projections and forecasts, and are included in this Offer to Purchase only because such information was made available to the Projections Recipients by the Company. Neither the Projections Recipients' nor the Company's independent accountants have examined or applied any agreed upon procedures to this information, and, accordingly, assume no responsibility for this information. Neither the Projections Recipients nor the Company nor any other party assumes any responsibility for the accuracy or validity of the foregoing Plan Projections. Neither the Projections Recipients nor the Company intends to provide any updated information with respect to any forward-looking statements.

8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE OFFERORS.

    GENERAL. The Purchaser is a newly formed Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 200 Nyala Farms, Westport, Connecticut 06880 and its telephone number is (203) 341-0515.

    Until immediately prior to the time that the Purchaser will purchase Company Common Stock pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    The Purchaser is 100% owned by MILPI Holdings, LLC.

    MILPI Holdings, LLC is owned by four trusts: AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C, and AFG Investment Trust D (the "Four Trusts"). AFG ASIT Corporation is managing trustee of the Four Trusts, has a 1% economic interest in each of the Four Trusts, has an 8.25% economic interest in the special beneficiary of the Four Trusts and owns approximately 99% of the Class B Units of each of the Four Trusts, which gives it approximately a 62% voting interest in the Trusts.

    AFG ASIT Corporation is 100% owned by Equis II Corporation and Equis II Corporation is 100% owned by Semele Group, Inc.

    In addition to its interest in Equis II Corporation, Semele Group Inc. holds an ownership interest in a 274 acre land parcel located in Southern California known as the Rancho Malibu property and an equity interest in a company that owns a ski resort, a local public utility and land which is held for development. Semele also has an interest in a limited partnership having a tax interest in a diversified pool of lease contracts owned by an institutional investor and in limited partnerships that are engaged in equipment leasing and real estate, including two commercial buildings located in Washington D.C. and in Sydney, Australia, respectively, that are leased to an investment-grade educational institution. The common stock of Semele is listed on the Nasdaq Small Cap Market under the symbol "VSLF."

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Purchaser and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of the Purchaser or the Offerors nor, to the best knowledge of the Purchaser or the Offerors, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described hereunder and elsewhere in this Offer to Purchase,
(i) none of the Purchaser, or the Offerors or, to the best knowledge of the Purchaser or the Offerors, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of the Purchaser or the Offerors, or any of the persons so listed, beneficially owns or has any right to acquire any Company Common Stock, except that James A. Coyne owns 1,000 shares of Company Common Stock and Gary D. Engle, as the trustee of two separate trusts for the benefit of his children, has voting power with respect to 2,000 shares of Company Common Stock, and (ii) none of the Purchaser, the Offerors, nor, to the best knowledge of the Purchaser or the Offerors, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Common Stock during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, or the Offerors nor, to the best knowledge of the Purchaser or the Offerors, any of the persons listed in
Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since December 1, 1998, neither the Purchaser nor the Offerors, nor to the best knowledge of the Purchaser or the Offerors, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since December 1, 1998, there have been no negotiations, transactions or material contacts between any of the Purchaser, the Offerors, or any of their respective affiliates or, to the best knowledge of the Purchaser or the Offerors, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.  FINANCING OF THE OFFER AND THE MERGER.

    The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $26,500,000. The four Trusts have committed to provide the Purchaser's direct parent, MILPI Holdings, LLC, with the funds necessary to purchase all shares validly tendered and not withdrawn in the Offer and to provide funding for the Merger which is expected to follow the successful completion of the Offer. MILPI Holdings, LLC, in turn has committed to provide the Purchaser with such funds. It is anticipated that all of these funds will be obtained from existing resources and internally generated funds of the four Trusts. The offer is not conditioned upon any financing arrangements.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT.

    BACKGROUND OF THE OFFER

    Over the last four years, the Company and Equis Financial Group L.P., a financial manager to the Purchaser and representative of the Purchaser ("EFG"), have held discussions concerning possible strategic transactions. As a result of such discussions, offers to acquire the Company were made by EFG, but none were accepted by the Company.

    In 1996 EFG sold to the Company its lease origination business, a customer list and the name American Finance Group. In 1997, EFG offered to purchase the Company for $5.00 per share with certain contingencies. This offer was rejected by the Company's Board of Directors. Also in 1997, three officers of EFG and two non-affiliated individuals formed a committee (the "Committee") to solicit proxies from shareholders of the Company with respect to certain proposals submitted for a vote at the Company's annual meeting of stockholders that were designed to: amend the Company's bylaws and certificate of incorporation; terminate a shareholder rights plan (poison pill) in effect at that time; and add two of the Committee's designees to the Company's Board of Directors. The intent of the proxy solicitation was to make it easier for a third party to purchase the Company without the approval of the Company's Board of Directors. The outcome of the proxy solicitation was that the Committee's slate of directors did not receive enough votes to be elected, and the other proposals did not receive enough votes to be adopted.

    In 1997 and 1998, EFG periodically made inquiries to the Company as to whether or not the Company would be interested in discussing a sale of the Company or of the Company's subsidiary, PLM Financial Services Inc. ("FSI"). In March 1999, EFG sent a letter to the Company's Board of Directors offering to purchase the Company for $7.50 per share. In April of 1999, representatives of EFG held discussions with representatives of the Company to review certain public information. EFG then increased its offer to $7.75 per share plus all of the after-tax proceeds from the sale of the Company's wholly-owned subsidiary American Finance Group, Inc. ("AFG") in excess of $23,000,000. In May 1999, EFG signed a confidentiality agreement with the Company so as to enable it to receive confidential information (which it subsequently received). It included a standstill provision that precluded certain actions by EFG to acquire shares of the Company for five years without the consent of the Company's Board of Directors. At all such times the Company's operations included the trailer leasing business ("Trailer Leasing"), investment management operations ("Investment Management") and AFG. By letter dated May 20, 1999, EFG increased the proposed purchase price to $8.45 per share. This offer was subject to numerous conditions, including the substantiation of the values of the equipment held by the Company's managed programs and the consent of all of the Company's lenders to waive the acceleration of their loans upon a change of control.

    On May 27, 1999, the Company's Board of Directors met to discuss the offer from EFG and, in addition to seeking a higher price, asked EFG to remove all conditions from its offer. EFG was unwilling to either increase its offer or to remove all conditions. EFG and the Company exchanged information and EFG was provided with introductions to the Company's lenders. By the middle of August 1999, both parties had determined not to proceed in the above-described manner, however at that time EFG expressed an interest in making a direct equity investment in the Company. By letter dated September 1, 1999, the Board of the Company informed EFG that it was uninterested in such a type of transaction and discussions between EFG and the Company were terminated on September 1, 1999.

    In November of 1999, Imperial Capital sent to EFG a letter containing both public information about PLM and a confidentiality agreement. The Purchaser, through its representative EFG, expressed an interest in receiving further information and signed and returned to Imperial Capital the confidentiality agreement. During December 1999 and January 2000, Imperial Capital distributed two confidential information memoranda to the Purchaser. One of the memoranda prepared by Imperial Capital described the Company's trailer leasing business ("Trailer Leasing") and the other described the Company's investment management operations ("Investment Management"). The Purchaser submitted an expression of interest regarding Investment Management. The Company did not entertain the bid at the time.

    In October 2000, Imperial Capital distributed a new confidential information memorandum describing the Company in its then current form to the Purchaser.

    In mid-October of 2000, after the Purchaser received the confidential information memorandum, the Purchaser, in conjunction with The Diversified Group ("Diversified"), orally submitted a bid of $3.00 per share to Imperial Capital, subject to conducting due diligence. On October 25, 2000, based upon feedback from Imperial Capital that its $3.00 bid was insufficient, Diversified submitted to Imperial Capital a written indication of interest in acquiring the Company at $3.25 per share.

    On October 23, 2000, Jan Melgaard, President of Sigma Aircraft Management, LLC, a consultant to the Purchaser, visited the Company and met with Doug Fowler, Senior Aircraft Attorney of the Company, and Richard Brock, CFO of the Company, to conduct due diligence on aircraft owned by the Company's affiliates.

    Based upon further feedback from Imperial Capital that its new bid of $3.25 per share was still insufficient, on October 30, 2000, Diversified submitted a letter to the Company, whereby it increased its bid to $3.50 per share. As a condition of going forward with additional due diligence, and entering into negotiations intended to produce a definitive agreement, Diversified required the Company to agree to a three-week exclusivity period during which the Company could not enter into any letter of intent or other written agreements relating to the transactions with other parties unless it paid Diversified a fee of $1,000,000. Such letter agreement was signed that day. Later on the same day, James A. Coyne, Vice President of the Purchaser, and representatives of Diversified held a telephonic meeting with Robert N. Tidball, Chairman of the Board of the Company, Stephen M. Bess, President and Chief Executive Officer and a Director of the Company, Susan C. Santo, Vice President, General Counsel and Secretary of the Company, Peter Gatto, Director of Taxation of the Company, and Josh Schechter and Jason Reese of Imperial Capital, LLC and Joe Radovsky and Adam Siegman of Green Radovsky & Share LLP, legal counsel to the Company, to discuss a proposed structure for the transaction.

    On November 1 and 2, 2000, Mr. Coyne visited the Company to conduct due diligence and met with Messrs. Tidball and Bess, Ms. Santo and John McCarthy, the Company's Director of Financial Analysis and Planning.

    On November 15, 2000, Messrs. Coyne and Reese discussed the proposed terms and structure of a transaction that would not include Diversified (and Diversified was in accord with no longer being involved in a transaction). On November 16, 2000, Mr. Coyne sent Imperial Capital a written confirmation of such terms, which terms were revised by Mr. Coyne on November 17, 2000.

    On November 17, 2000, counsel for the Purchaser delivered to counsel for the Company a first draft of a definitive merger agreement and a form of voting and tender agreement for certain shareholders of the Company.

    From November 20 through November 22, 2000 representatives from Nixon Peabody LLP, counsel to the Purchaser, visited the Company to conduct further due diligence.

    On December 4 and 5, 2000, Mr. Coyne, along with the Purchaser's legal counsel, met with Messrs. Bess and Tidball and Ms. Santo of the Company, representatives of Imperial Capital and the Company's legal counsel, at the offices of the Company's legal counsel, to negotiate the terms of the merger agreement.

    On December 11, 2000, the Board of Directors of the Company held a special meeting. All of the members of the Company's Board were present. Also present were representatives of Imperial Capital, to answer questions from the Board, and legal counsel to the Company. Mr. Coyne also attended a portion of the meeting to answer questions.

    From December 11, 2000 through December 20, 2000, the parties continued negotiations. On December 20, 2000, as a result of continued due diligence and negotiations between the parties concerning certain provisions of the Merger Agreement, the Purchaser informed the Company of its intent to decrease the bid price per share in conjunction with modifying certain conditions to the Offer.

    On December 15, 2000, the Board of Directors of Semele Group, Inc., the indirect parent of the Purchaser met and unanimously agreed to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer.

    On December 21, 2000, the Purchaser revised its bid to $3.46 per share and agreed to modify certain conditions to the Offer.

    On December 21, 2000, each of the respective Boards of the Offerors (or with respect to the trusts, the managing trustee on behalf of each of the trusts) agreed by unanimous written consent to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer.

    On December 22, 2000, the Company and the Purchaser executed the Merger Agreement and the Escrow Agreement, and the Company, the Purchaser and certain shareholders of the Company executed the Amended and Restated Voting and Tender Agreement. On December 22, 2000, both the Company and the Purchaser issued press releases announcing the execution of the Merger Agreement.

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY THE PURCHASER WITH THE SEC IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN
SECTION 8. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.

    THE OFFER. The Merger Agreement provides that the Purchaser shall be required to commence the Offer on or before the third business day following receipt from the Company of certain information and documents necessary to commence the Offer, including, but not limited to, shareholder mailing information. The obligation of the Purchaser to accept for payment Company Common Stock tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in
Section 14 hereof; provided, however, that the Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer (other than the Minimum Condition), in its sole discretion, except as provided in this paragraph. Notwithstanding the foregoing, the Purchaser may waive the Minimum Condition so long as (x) it has irrevocably waived all other conditions to the Offer (and may, as a legal matter, irrevocably waive such conditions and otherwise purchase shares of Company Common Stock pursuant to the Offer),
(y) it has irrevocably exercised or irrevocably committed to exercise the related option granted pursuant to the Voting and Tender Agreement, and (z) the shares of Company Common Stock acquired pursuant to the Offer and through such related option exercise would satisfy the Minimum Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior written consent of the Company,
(i) decrease the price per share of Company Common Stock payable in the Offer,
(ii) decrease the percentage of shares of Company Common Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Minimum Condition and those described in Section 14 hereof,
(v) except as provided below or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, (vi) otherwise amend or change any material term or condition of the Offer in a manner adverse to the holders of shares of the Company Common Stock.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware law, the Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation, and the separate corporate existence of the Purchaser will cease in accordance with Delaware law. Upon consummation of the Merger, each issued and outstanding share of Company Common Stock (other than any Company Common Stock held in the treasury of the Company and any Company Common Stock which is held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Delaware law) will convert into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted automatically into one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the merger.

    The Merger Agreement provides that the members of the Board of Directors of the Surviving Corporation following the Merger shall be the directors of the Purchaser immediately prior to the Effective Time, and that such directors will continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified and that the officers of the Surviving Corporation following the Merger shall be the officers listed in the Schedule to the Merger Agreement and that such officers will continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified. Subject to the terms of the Merger Agreement, the Certificate of Incorporation and by-laws of the Company shall be amended as of the Effective Time to be identical with the Certificate of Incorporation and by-laws, respectively, of the Purchaser and shall be the Certificate of Incorporation and by-laws, respectively, of the Surviving Corporation until thereafter duly amended.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company shall, if required by applicable law to consummate the Merger, take all actions necessary, in accordance with such applicable law and the Company's Certificate of Incorporation and by-laws, to convene a special meeting of its stockholders (the "Special Meeting") as promptly as reasonably practicable following the date on which the Purchaser completes the purchase of the Company Common Stock pursuant to the Offer for the purpose of considering and taking action upon the Merger and the Merger Agreement. Subject to a provision of the Merger Agreement described below under "No Solicitation; Other Offers," the Board of Directors will recommend approval of the Merger Agreement and the Merger and shall take all lawful action to solicit and obtain such approval. If the Purchaser acquires at least a majority in voting power of the outstanding Company Stock, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Merger Agreement provides also that, if the Purchaser acquires at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties will, subject to satisfaction or (to the extent permitted thereunder) waiver of all conditions to the Merger, take all necessary and appropriate action to cause the Merger to be effective as soon as reasonably practicable after the completed purchase of shares of Company Common Stock pursuant to the Offer, without the Special Meeting.

    PROXY STATEMENT. The Merger Agreement provides that the Company shall, if required by applicable law in order to consummate the Merger, prepare and file with the SEC a proxy statement (the "Proxy Statement") relating to the Merger Agreement and the Merger and use commercially reasonable efforts to have the Proxy Statement cleared with the SEC and thereafter mailed to its stockholders, along with all other necessary proxy materials as promptly as practicable after the Offer Completion Date and to use commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, (1) organization, good standing and qualification of the Company and its affiliates, (2) capitalization,
(3) authorization, validity of the Merger Agreement and all required Company action taken with respect to the Offer and the Merger, (4) no conflicts, required filings and consents (5) reports and financial statements, and no undisclosed liabilities, (6) no litigation, (7) absence of certain changes or events, (8) employee benefit plans and ERISA, (9) labor relations, (10) taxes,
(11) compliance with applicable laws, (12) vote required to approve the merger,
(13) title to assets, (14) material contracts, (15) intellectual property,
(16) interested party transactions, (17) environmental matters,
(18) restrictions on business activities, (19) certain business practices,
(20) insurance, (21) broker's fees and expenses, (22) Board approval with respect to the Merger, (23) receipt of fairness opinion, and (24) no control by an investment company. In addition, the Merger Agreement contains representations by the Purchaser as to, among other things, (1) organization, good standing and qualification, (2) authorization and validity of the Merger Agreement and all required Purchaser action taken with respect to the Offer and the Merger, (3) no conflicts, required filing and consents, (4) no litigation,
(5) no brokers fees, and (6) sufficient funds to pay liquidated damages contemplated by the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.

    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE APPOINTMENT OF THE PURCHASER'S DESIGNEES TO THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that, from the date of the Merger Agreement until the date on which the Company shall have caused the Purchaser's designees to be appointed to the Company's Board of Directors as contemplated by the Merger Agreement, or unless the Purchaser shall otherwise agree in writing, the Company shall conduct its business, and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, except as provided below, use commercially reasonable efforts to conduct their businesses in a manner consistent with the budgets and plans theretofore made available to the Purchaser, use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and consultants and preserve their relationships and goodwill with customers, suppliers, licensors, licensees, distributors, investors and others having business dealings with them, and use commercially reasonable efforts to protect the Intellectual Property Rights to the end that its and its Subsidiaries' goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date.

    The Merger Agreement also provides that prior to the date on which the Company shall have caused the Purchaser's designees to be appointed to the Company's Board of Directors pursuant to the terms thereof, the Company shall not and shall not permit its Subsidiaries to: (i) declare, set aside, or pay any dividends on, or make any other distributions (including partnership distributions) in respect of, any of its capital stock or other equity interests, other than dividends and distributions by any direct or indirect Subsidiary of the Company to its parent; split, combine or reclassify any of its capital stock or other equity interests or, other than pursuant to the exercise or conversion of Company Stock Options, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire, other than pursuant to the exercise or conversion of Company Stock Options, any shares of capital stock or other equity interests of Company or any of its Subsidiaries or any other equity securities thereof or any rights, warrants or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly owned Subsidiaries of the Company or rights, warrants or options to acquire such securities; (ii) grant, award, modify or enter into any compensation or change of control arrangement with any employee of the Company or any of its Subsidiaries; (iii) except as otherwise provided for in the Merger Agreement, modify or enter into any employment, consulting or other service agreement with any Person or otherwise hire any new employees, consultants or other agents;
(iv) except for issuances of capital stock or other equity interests of a Subsidiary of Company to the Company or a wholly owned Subsidiary of the Company, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of the Company's or any of its Subsidiaries' capital stock or other equity interests including any Company Stock Options, any other voting securities of the Company or its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options) or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof (other than any amendments in connection with the acceleration of vesting of currently outstanding Company Stock Options or necessary to enable the Company to pay off all outstanding Company Stock Options on or before the Effective Date);
(v) amend the Certificate of Incorporation, by-laws or other governing documents of the Company or any of its Subsidiaries; (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company or any of its Subsidiaries; (vii) subject to a lien or other encumbrance or sell, lease, license or otherwise dispose of any of its material properties or assets or any Intellectual Property Rights, except in the ordinary course of business consistent with past practices and except transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, or adopt a plan of complete or partial liquidation; (viii) incur or modify any indebtedness for borrowed money or the deferred purchase price of any property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business) or guarantee any such indebtedness of another Person; issue or sell any debt securities of the Company or any of its Subsidiaries; guarantee any debt securities of another Person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly owned Subsidiary of Company); enter into any "keep well" or other agreement to maintain any financial condition of another Person; or enter into any capital lease obligations;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect Subsidiary of the Company, or, except in an amount or amounts not to exceed $300,000 in the aggregate, settle or compromise any material claims or litigation; (x) except in the ordinary course of business in an amount or amounts not to exceed $50,000 in the aggregate, make any capital expenditures, whether or not pursuant to plan;
(xi) take any action that would cause any of the Company's representations and warranties in the Merger Agreement to become untrue in any material respect; and
(xii) authorize, or commit or agree to take, any of the foregoing actions.

    The Merger Agreement provides also that, from the date thereof until the date on which the Company shall have caused the Purchaser's designees to be appointed to the Company's Board of Directors pursuant to the terms thereof, the Company shall cause its Affiliates to (a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, (b) other than the repurchase of units to the extent permitted by any settlement of the Koch Action, refrain from acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any other Person or division thereof, or any assets that are material, individually or in the aggregate, to such Affiliate, (c) refrain from making any capital expenditures other than in connection with the repair, maintenance or improvement of currently held assets, (d) only for those Affiliates whose governing documents permit or are currently being amended (subject to court approval in the Koch Action) to permit reinvestment of proceeds into the purchase of additional equipment, refrain from declaring, setting aside or making any distributions in respect of its equity interests except in the ordinary course consistent with past practice, and (e) refrain from adopting any shareholder rights plan or similar plan or arrangement. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the Company be required to take any action to cause any of its Affiliates (other than its Subsidiaries) to take any action or refrain from taking any action solely to the extent that the taking of such action by the Company would violate any fiduciary duties under applicable law or the governing documents of such Affiliate owed by the Company as a manager or general partner of such Affiliate.

    DIRECTORS. The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of shares of the Company Common Stock that satisfies the Minimum Condition pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of the total number of directors on the Board of the Company (giving effect to the election of any additional directors pursuant to this paragraph) and the percentage that the voting power of the shares of Company Common Stock beneficially owned by the Purchaser following such purchase bears to the total voting power of Company Common Stock outstanding. Pursuant to the Merger Agreement, the Company has agreed, at such time, to promptly take all action within its power to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including by increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also, upon request of the Purchaser, use commercially reasonable efforts to cause individual directors designated by the Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors of the Company other than any such committee of such Board of Directors established to take action under the Merger Agreement, and (ii) each Board of Directors (or similar body) of each Subsidiary of the Company, and each committee thereof, that represents that same percentage as such individuals represented on the Board of Directors of the Company. Notwithstanding the foregoing, in the event that the Purchaser's designees are to be appointed or elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least one director who (x) is a director on the date of the Merger Agreement or otherwise not an Affiliate of the Purchaser and (y) is not an officer of the Company or any of its Subsidiaries (the "Continuing Director"). The Company shall maintain, for so long as the Continuing Director shall serve as a Director, a policy of directors' and officers' liability insurance covering such Continuing Director and the Surviving Corporation shall thereafter purchase, tail coverage lasting for six years for such policy of directors' and officers' liability insurance. Each of the Company's directors, except for Robert N. Tidball, the Company's Chairman of the Board, has tendered his resignation, effective upon the occurrence, if any, of the Offer Conditions Satisfaction Date, at which time it is anticipated that James A. Coyne and Gary
D. Engle will be appointed to the Company's Board of Directors. See Schedule I.

    ACCESS TO INFORMATION. The Merger Agreement provides that, from the date thereof until the closing of the Merger, and subject to applicable law and to the terms of the Confidentiality Agreement dated as of November 23, 1999 between the Company and the Purchaser (the "Confidentiality Agreement"), the Company shall, and shall cause its Affiliates to, afford to the Purchaser and the Purchaser's accountants, counsel and other representatives (1) full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to their properties, books, contracts, commitments, records and personnel and, during such period, furnish promptly to the Purchaser a copy of each report, schedule and other document filed or received by them pursuant to the requirements of the 1934 Act and the Securities Act of 1933, as amended (the "1933 Act"), and all other information concerning their business, properties and personnel as the Purchaser may reasonably request, including information regarding customers, suppliers and personnel, and (2) the opportunity to meet with such persons to discuss their business and relations with Company or its Affiliates. The

Company is also required to permit, and to cause its Affiliates to permit the Purchaser full access to the Intellectual Property Rights. The Purchaser is required to conduct its review in a manner reasonably calculated not to disrupt the Company's business and operations or those of its affiliates.
Notwithstanding the above, no investigation by the Purchaser or its representatives will limit any representation or warranty of the Company contained in the Merger Agreement.

    NO SOLICITATION; OTHER OFFERS. The Company has agreed that, neither the Company nor any of its Affiliates nor any of the officers, directors, employees, agents and representatives of the Company and its Affiliates (including any investment banker, attorney or accountant retained by the Company or any of its Affiliates) will, directly or indirectly, (i) initiate, solicit, induce, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined below), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, (A) in the event that any of the Company's Affiliates (excluding its Subsidiaries) shall be requested to provide information to any of such Affiliate's partners or members (or any assignees of such partner or member)) who request such information in accordance with the provisions of such Affiliate's governing documents or as provided by law, such Affiliate shall be permitted to provide to such Person the information requested if and only to the extent that (i) such Affiliate, after consultation with and receipt of advice from the Company's outside legal counsel, makes a good faith determination that the requested information is required to be so provided by law or by such Affiliate's governing documents, (ii) prior to providing any such information, the Company notifies the Purchaser of such request, and (iii) neither the Company nor any of its Affiliates takes any other actions prohibited by this paragraph and (B) the Company and its Board of Directors shall be permitted to
(1) comply with Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, and (2) in response to an unsolicited bona fide written Acquisition Proposal by any Person, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person, if and only to the extent that (i) neither the Offer Completion Date nor the Special Meeting shall have occurred, (ii) the Company's Board of Directors, upon the advice of the Company's financial advisors and outside legal counsel, concludes in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after consultation with and receipt of advice from the Company's outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (including the standstill provisions contained therein, unless the Company shall have amended the Confidentiality Agreement to modify any standstill provisions therein to be no more restrictive of the Purchaser than such Person is restricted pursuant to such confidentiality agreement), (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company's Board of Directors notifies the Purchaser immediately upon receipt thereof of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and (v) the Company's Board of Directors uses its good faith efforts to minimize the costs and expenses to the Company associated with any such actions, so long as such cost-minimization efforts would not prevent the Company from carrying out its fiduciary duties under applicable law.

    "Acquisition Proposal" means any proposal or offer, other than a proposal or offer made by the Purchaser, with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company or more than 5% of the Company Common Stock or the capital stock or other equity interests of any of its Affiliates (other than any repurchases of limited partnership interests of Affiliates as may be required under any settlement of the Koch Action) or the assets of any of its Subsidiaries.

    "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal to acquire a majority of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company for consideration consisting of cash or securities which the Board of Directors of the Company concludes in good faith (after consultation with and receipt of advice from the Company's financial advisors and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement, and (ii) is reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the Board of Directors of the Company (after consultation with and receipt of advice from Company's financial advisors and outside legal counsel) reasonably capable of being financed by the Person making such Acquisition Proposal.

    The Company has agreed that it will keep the Purchaser informed, on a current basis, of the status and terms of any Acquisition Proposals and the status of any such discussions or negotiations. The Company has also agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal and enforce the right to recover or cause to be destroyed all information regarding the Company or its Affiliates in the possession of such Persons and their respective Affiliates, representatives and advisors. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in this sentence of this subsection entitled "No Solicitation; Other Offers" of the obligations undertaken pursuant to the above portions of this subsection and that any breach of the provisions of the above portions of this subsection by any officer or director of the Company or its Affiliates or any investment banker, financial advisor, attorney, accountant or other representative of the Company or its Affiliates will be deemed a breach by the Company.

    Except as described in this paragraph, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, or take any action not explicitly permitted by the Merger Agreement that would be inconsistent with its approval of the Offer and the Merger or with the recommendation to stockholders referred to under the caption "Stockholders' Meeting," (ii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Offer Completion Date, the Company's Board of Directors, after consultation with and receipt of advice from the Company's financial advisors and outside legal counsel, determines in good faith that an Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, the Company's Board of Directors may (i) modify in any adverse manner or withdraw its approval or recommendation of the Merger in connection with the Special Meeting,
(ii) approve or recommend a Superior Proposal, and (iii) if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal but, in each of the cases, only if (A) two days have elapsed following the Purchaser's receipt of written notice from the Company advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, and advising the Purchaser that the Board of Directors of the Company has determined, upon the advice of the Company's financial advisors and outside legal counsel, that it will no longer recommend approval of the Merger, (B) the Company has paid the Termination Fee (plus the third party fees and expenses of $500,000 provided for in the Merger Agreement) to the Purchaser, and (C) the Company has terminated the Merger Agreement in accordance with its terms. During the two-day period referred to in clause (A) of the immediately preceding sentence, the Purchaser shall not enter into any agreement with the Person making the Superior Proposal concerning an Acquisition Proposal with regard to the Company.

    During the period from the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Affiliates is a party (other than any involving the Purchaser). During such period, the Company has agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having competent jurisdiction. During such period, the Company has also agreed that it will not enter into any shareholder rights or similar plan.

    COMPANY STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS. The Merger Agreement also provides that in connection with the Merger, the Offer and the transactions contemplated thereby, (i) at the Offer Conditions Satisfaction Date, without any action on the part of the holder thereof, each unvested Company Stock Option which remains as of such time unexercised in whole or in part shall be automatically and immediately vested and fully exercisable; (ii) in the event any holder of any Company Stock Options exercises any Company Stock Options or surrenders any Company Stock Options to the Company (which may take the form of a letter to the Company requesting a cash out of such holder's Company Stock Options pursuant to the provisions of the Merger Agreement), in either case on or after the Offer Conditions Satisfaction Date and before the Effective Time, the Company shall pay to such holder cash in an amount equal to the excess, if any, of the Offer Price over the exercise price of such Company Stock Option; and (iii) the Board of Directors of the Company (or a duly appointed committee thereof responsible for the administration of the Company Stock Option Plans in accordance with the terms of each such plan) shall, prior to or as of the Offer Conditions Satisfaction Date, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Option Plans and the instruments evidencing the Company Stock Options, to provide for the accelerated vesting described pursuant to the provisions of the Merger Agreement.

    Pursuant to the Merger Agreement, the Purchaser has also agreed to maintain, with respect to certain employees of the Company, the Company's severance policy as in effect on the date of the Merger Agreement and to recognize all services of such employees at the levels set forth on an exhibit to the Merger Agreement for purposes of calculating applicable severance amounts payable pursuant to the policy. To the extent permitted by the issuer of the Company's currently existing group health insurance policies, the Purchaser will also maintain such policies, without change (except as required pursuant to the terms of the Merger Agreement), with respect to each officer or employee of the Company, for the duration of the current policy year.

    DIRECTOR AND OFFICER LIABILITY. The Purchaser has agreed that all rights to indemnification existing as of the date of the Merger Agreement in favor of any director, officer, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") as provided by law in their respective certificates of incorporation, by-laws or other governing documents or in indemnification agreements with the Company or any of its Subsidiaries, or otherwise in effect as of the date of the Merger Agreement, shall survive the Offer and the Merger and shall continue in full force and effect. Without limiting the generality of the foregoing, in the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the Merger Agreement, occurring prior to or at the Effective Time, the Surviving Corporation shall, to the extent required by any such right to indemnification existing at law, in the Company's or any of its Subsidiaries' certificates of incorporation, by-laws or other governing documents or in any such indemnification agreements, pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

    BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, the Company and the Purchaser will use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, the Purchaser and the Company have also agreed that each of them will make the appropriate notification filings pursuant to the HSR Act, if applicable, with respect to the transactions contemplated by the Merger Agreement as soon as practicable after the commencement of the Offer and shall file and cause their Subsidiaries to file, if required, any other applications or notices required under the merger control laws.

    CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company and the Purchaser to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) the Purchaser shall have purchased shares of Company Common Stock pursuant to the Offer; provided that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to accept for payment, or to pay for, shares of Company Common Stock pursuant to the Offer, in violation of the terms of the Offer or of the Merger Agreement;

        (b) if required by applicable law in order to consummate the Merger, the Merger Agreement and the Merger shall have been approved and adopted by requisite vote of the stockholders of the Company Common Stock at the Special Meeting in accordance with applicable law and the rules of the American Stock Exchange or any other stock exchange or market, but only if the Purchaser shall have used its best efforts to satisfy such condition;

        (c) the waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable merger control laws shall have expired or been terminated and any material consents from third parties which are required to be received prior to the Closing Date with respect to the transactions contemplated by the Merger Agreement shall have been received; and

        (d) the consummation of the Merger shall not be prohibited by any provision of applicable law or restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling by a governmental entity of competent jurisdiction.

    TERMINATION. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders of the Company:

        (a) by mutual written consent of the Company and the Purchaser;

        (b) by the Purchaser or the Company if

           (i) any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which, after commercially reasonable efforts on the part of the Purchaser and the Company to resist, resolve or lift, permanently restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable, or

           (ii) the purchase of shares of Company Common Stock pursuant to the Offer shall not have been consummated on or before June 30, 2001, provided that the right to terminate the Merger Agreement under this clause (ii) shall not be available to the Purchaser or the

       Company if its failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the purchase of shares of Company Common Stock pursuant to the Offer to occur on or before such date; or

          (iii) the Merger is not consummated on or before the first anniversary of the date of the Merger Agreement, provided that the right to terminate the Merger Agreement under this clause (iii) shall not be available to the Purchaser or the Company if its failure to perform in any material respect any covenant or obligation under the Merger Agreement is the cause of or results in the failure of the Merger to occur on or before such date, or

        (c) by the Purchaser if the Board of Directors of the Company, or any committee thereof, shall (i) modify in any adverse manner or withdraw the Company Board Approval or any part thereof (including by amending the Schedule 14D-9), (ii) approve or recommend a Superior Proposal or
    (iii) resolve to take any of the actions specified in clauses (i) or
    (ii) above.

        (d) by the Company if the Company enters into any Acquisition Agreement with any Person concerning a Superior Proposal, but only if (i) the Company's Board of Directors, after consultation with and receipt of advice from the Company's financial advisors and outside legal counsel, determines in good faith that the proposed Acquisition Agreement constitutes a Superior Proposal and that the failure to enter into such Acquisition Agreement could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and (ii) two days have elapsed following the Purchaser's receipt of written notice from the Company advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, and advising the Purchaser that the Board of Directors of the Company has determined, upon the advice of the Company's financial advisors and outside legal counsel, that it will no longer recommend approval of the Merger.

    EFFECT OF TERMINATION. If the Merger Agreement is terminated as described above, the Merger Agreement and the Voting and Tender Agreement shall terminate and there shall be no liability under the Merger Agreement on the part of the Company, the Purchaser or their respective officers or directors, provided that, the provisions of the Merger Agreement concerning brokers, confidentiality, termination fees, expenses, liquidated damages, governing law, and litigation expenses shall survive any termination of the Merger Agreement and provided further that each of the Company and the Purchaser shall remain liable for any breaches with respect to such party's covenants, representations and warranties under the Merger Agreement.

    EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. Notwithstanding the above, the Company shall pay the Purchaser $1,000,000 (the "Termination Fee"), plus third-party fees and expenses incurred by the Purchaser in connection with the Merger Agreement and the transactions contemplated thereby (which the Company and the Purchaser agree shall be equal to no more and no less than $500,000), if the Purchaser terminates the Merger Agreement (i) as described under paragraph (b)(1) or (b)(2), above, under the caption "Termination," provided that the Purchaser shall not be entitled to the Termination Fee under these provisions if the events or circumstances giving rise to such termination right were beyond the control of the Company and the Company used commercially reasonable best efforts to attempt to cause such events or circumstances to not occur or cease to exist (ii) as described under paragraph (c), above, under the caption "Termination" (iii) upon any breach of the Voting and Tender Agreement or any determination by a court of competent jurisdiction thereover that the Voting and Tender Agreement is unenforceable, but only if the court challenge was brought by a party thereto other than the Purchaser, (iv) if the Company terminates pursuant to paragraph (d), above, under the caption "Termination", or
(v) under certain circumstances
and pursuant to the terms and conditions of the Merger Agreement if, within a year of the date of the Merger Agreement, the Purchaser terminates the Merger Agreement and the Company subsequently enters into an alternative definitive purchase agreement with any Person with whom the Company had previously the possibility of an Acquisition Proposal.

    LIQUIDATED DAMAGES. In the event of a breach of the Merger Agreement by the Purchaser which results in the failure of the Company and the Purchaser to consummate the transactions contemplated by the Merger Agreement on or before June 30, 2001, (a) the Purchaser shall pay to the Company, as liquidated damages, $1,000,000, and (b) neither the Purchaser nor any of its Affiliates shall, for a period of twelve months following such breach, unless such action involves an offer to purchase shares of Company Common Stock at an Alternative Price in excess of the Offer Price, (i) acquire, publicly offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any of its Affiliates or, except in the ordinary course of business, any assets of the Company or any of its Affiliates, (ii) make or in any way participate in, directly or indirectly, any solicitation of proxies (as such terms are used in the rules of the SEC) or consents to vote, or seek to advise or influence any Person or entity with respect to the voting of, any voting securities of the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving the Company or any of its securities or material assets, (iv) form, join or in any way participate in any "group" (as defined in Section 13(d)(3) of the 1934 Act) in connection with any voting securities of the Company, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or Directors or policies of the Company, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other Person in connection with any of the foregoing.

    THE ESCROW AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE ESCROW AGREEMENT, DATED DECEMBER 22, 2000, BY AND AMONG THE PURCHASER, THE COMPANY AND BANK OF SAN FRANCISCO, AS ESCROW AGENT (THE "ESCROW AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ESCROW AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO FILED BY THE PURCHASER. THE ESCROW AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN
SECTION 7.

    On December 22, 2000 the Purchaser and the Company entered into an Escrow Agreement with Bank of San Francisco (the "Escrow Agent"), to act as the escrow agent in connection with the Merger Agreement and Offer. Pursuant to the Merger Agreement the Purchaser has delivered to the Escrow Agent cash in the amount of $1,200,000 and the Company has delivered $1,700,000 to be held and disbursed pursuant to the terms of the Escrow Agreement. The Escrow Agent will invest each escrow deposit along with any instruments, securities, proceeds and income derived therefrom in an interest bearing account or as directed jointly by both the Purchaser and the Company.

    The Escrow Agent may release the Purchaser's escrow funds to the Company if the Company becomes entitled to liquidated damages pursuant to the Merger Agreement in the amount of $1,000,000 plus reasonable costs and expenses incurred to enforce the Escrow Agreement up to a maximum of $200,000 (and the Purchaser does not dispute that Company is entitled to such damages). The Escrow Agent may release the Company's escrow funds to the Purchaser if the Purchaser becomes entitled to termination fees pursuant to the Merger Agreement in the amount of $1,500,000 plus reasonable costs and expenses incurred to enforce the Escrow Agreement up to a maximum of $200,000 (and the Company does not dispute that the Purchaser is so entitled).

    If the Merger Agreement is terminated or not consummated and neither Purchaser or Company is entitled to any payment under the Merger Agreement, then the Escrow Agent will return to the Purchaser and the Company their respective escrow funds. If the Purchaser accepts and pays for all shares of the Company Common Stock tendered and not withdrawn prior to the Offer Conditions Satisfaction Date pursuant to the Offer, the Purchaser and the Company will each receive their respective escrow funds. The Escrow Agent will be paid $3,800 for its services and reimbursed for reasonable costs and expenses. The Purchaser and the Company have indemnified the Escrow Agent.

    VOTING AND TENDER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE AMENDED AND RESTATED VOTING AND TENDER AGREEMENT, DATED AS OF DECEMBER 22, 2000, AMONG THE COMPANY, THE PURCHASER AND CERTAIN STOCKHOLDERS OF THE COMPANY (THE "VOTING AND TENDER AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE VOTING AND TENDER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO FILED BY THE PURCHASER. THE VOTING AND TENDER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, the Company, the Purchaser and certain stockholders have entered into the Voting and Tender Agreement. Each stockholder that is a party to the Voting and Tender Agreement has agreed to tender and cause each affiliate of such stockholder to tender, pursuant to the Offer, all of its shares owned of record or beneficially held by it (the "Subject Shares") to the Purchaser at the Offer Price. Each such stockholder has also agreed, subject to applicable law and SEC regulations, not to withdraw shares tendered by it pursuant to the Offer.

    GRANT OF OPTION. Pursuant to the Voting and Tender Agreement, each stockholder that is a party to the Voting and Tender Agreement has also granted the Purchaser an irrevocable option (the "Option") to purchase its shares not validly tendered pursuant to the Offer, and its shares validly tendered but withdrawn pursuant to the Offer, at a price in cash per share (the "Option Price") equal to the Offer Price or any higher price paid by the Purchaser for Company Common Stock pursuant to the Offer or the Merger (but excluding any price paid to any stockholder who exercises dissenters', appraisal or similar rights in connection with the Merger). The Voting and Tender Agreement provides that the Option (i) shall become exercisable, in whole but not in part, for all Subject Shares (less any Subject Shares which the Purchaser has accepted for payment or paid for in the Offer) immediately after the Offer Conditions Satisfaction Date, if, but only if, the Purchaser has accepted for payment all shares of Company Common Stock tendered and not withdrawn by the Offer Conditions Satisfaction Date, and (ii) shall remain exercisable for a period of 30 days after the first such date on which the Option becomes exercisable. If the Option does not become exercisable due to (a) the withdrawal of the Offer prior to the Offer Conditions Satisfaction Date, or (b) the failure of the Purchaser to accept for payment all shares of Company Common Stock tendered and not withdrawn by such date, it shall be deemed to have expired. In the event that the Purchaser wishes to exercise the Option, the Purchaser, prior to the expiration of the Option, shall send a written notice to each stockholder that is a party to the Voting and Tender Agreement identifying the time and place for the closing of such purchase at least three business days prior to such closing, which notice may be given prior to the Option becoming exercisable and shall be considered irrevocable.

    AGREEMENT TO VOTE. Each stockholder that is a party to the Voting and Tender Agreement has agreed to vote all of its Subject Shares and to cause each of its Affiliates to vote such Affiliates Subject Shares at any meeting of stockholders of the Company, or in connection with any written consent of the Company's stockholders (a) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and (b) against (i) any proposal made in opposition to or in competition with the Offer, the Merger or the transactions contemplated by the Merger Agreement (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or similar transaction with or involving the Company and any party other than the Purchaser, and (iii) any other action the consummation of which would reasonably be expected to prevent or delay consummation of the offer, the merger or the transactions contemplated by the Merger Agreement.

    COVENANTS. Each stockholder that is a party to the Voting and Tender Agreement has agreed that it will and will cause each of its Affiliates to, cooperate fully with the Purchaser in connection with the Offer, the Merger, and the transactions contemplated by the Merger Agreement.

    NO PROXIES; RESTRICTIONS ON TRANSFER. Each stockholder that is a party to the Voting and Tender Agreement has covenanted and agreed with the Purchaser that, until after the Effective Time, such stockholder shall not, and shall cause each affiliate of such stockholder not to, directly or indirectly (other than pursuant to such Agreement), (a) give, offer, sell, transfer, assign, pledge, encumber or otherwise dispose of the record or beneficial ownership (any such act, a "Transfer") of, or enter into any contract, option, commitment or other arrangement (including any profit sharing arrangement) or understanding for the Transfer of, or consent to any Transfer of, any or all of such stockholder's (or stockholder's affiliate's) Subject Shares, or any interest therein, or (b) grant any proxies or enter into any voting trust or other agreement and arrangement with respect to the voting of any such Subject Shares or deposit any of such Subject Shares into a voting trust. No Transfer of any Subject Shares in violation of the Voting and Tender Agreement shall be made or recorded on the books of Company and any such Transfer shall be void and of no effect.

    NO SOLICITATION. Each stockholder that is party to the Voting and Tender Agreement, has covenanted and agreed with the Purchaser that such stockholder, in his or her capacity as a stockholder of the Company only, shall not, and shall cause each affiliate (other than the Company) of such stockholder not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any discussions or negotiations with any Person concerning any Acquisition Proposal, or (c) disclose any nonpublic information relating to the Company or any of its Affiliates to any Person who, to the knowledge of such stockholder or affiliate of such stockholder, is considering making or has made an Acquisition Proposal. Each such stockholder shall, and shall cause each of its affiliates (other than the Company) to,
(w) notify the Purchaser and the Company as promptly as practicable (but in no event later than 24 hours) after receipt by such Person of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Affiliates by any Person who, to the knowledge of such stockholder or affiliate of such stockholder, is considering making or has made an Acquisition Proposal, (x) provide such notice orally and in writing and identify the Person making, and the terms and conditions of, any such Acquisition Proposal,
(y) keep the Purchaser and the Company informed of the status and details of any such Acquisition Proposal, and (z) cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons other than the Purchaser that are currently being conducted or which have been conducted prior to the date of the Voting and Tender Agreement with respect to any Acquisition Proposal.

    THE CONFIDENTIALITY AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED NOVEMBER 23, 1999, BETWEEN THE COMPANY AND EQUIS FINANCIAL GROUP, INC. (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO FILED BY THE PURCHASER. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

    On November 23, 1999, the Company entered into a Confidentiality Agreement with Equis Financial Group, Inc., an affiliate of the Purchaser and the recipient (the "Recipient") of certain confidential non-public information concerning the Company (the "Evaluation Material").

    As a condition to the Company disclosing the Evaluation Material the Recipient agreed, among other things: (1) to treat confidentially the Evaluation Material, (2) to use the Evaluation Material only for the purposes of determining whether to enter into a possible transaction with the Company,
(3) to disclose Evaluation Material to its directors, officers, employees, affiliates, agents, partners, advisors or representatives (collectively, its "Representatives") only to the extent necessary to permit such Representatives to assist in determining whether to enter into a transaction with the Company,
(4) not to disclose the fact that the parties are having or have had discussions concerning a transaction, unless it must make disclosure so as to not commit a violation of law, in which case, it must promptly advise the Company of such fact, (5) to promptly notify the Company of the receipt of any request or requirement (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of the Confidentiality Agreement, and (6) in the event the Recipient decides not to proceed with a transaction, to promptly return all Evaluation Material. The Company agreed that neither it nor any of its representatives would, without the Recipient's prior written consent, disclose to any person that it was engaged in discussions concerning a possible transaction. In addition, pursuant to the Confidentiality Agreement, the Recipient agreed that until November 23, 2000 it and its affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible transaction, divert any business from the Company, or solicit for employment an employee of the Company or any of its affiliates.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for the Purchaser to acquire control of the entire equity interest in the Company. The purpose of the Merger is for the Purchaser to acquire all Company Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be the Surviving Corporation and will be wholly owned by MILPI Holdings, LLC.

    Under the Delaware General Corporation Law, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Company Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer. The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated, including the Offer, the Merger, and the purchase of shares of Company Common Stock contemplated by the Offer (the "Transactions"), are advisable, fair to, and in the best interests of, the Company and the Company's stockholders,
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, and the purchase of shares of Company Common Stock contemplated by the Offer, and (iii) recommended that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and approve and adopt the Merger Agreement and the Merger. Unless the Merger is consummated pursuant to the short-form merger provisions under the Delaware General Corporation Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority in voting power of the Company

Common Stock and Company Common Stock voting as a single class. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to duly call and hold a special meeting of its stockholders as promptly as reasonably practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by applicable law to consummate the Merger.

    The Merger Agreement also provides that, promptly following the purchase by the Purchaser of that number of shares of Company Common Stock that satisfies the Minimum Condition, the Purchaser will be entitled to designate representatives to serve on the Company's Board of Directors in proportion to the Purchaser's ownership of Company Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    SHORT-FORM MERGER. Under the Delaware General Corporation Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Company Common Stock, the Purchaser will be able to effect the Merger without a vote of the Company's stockholders. In such event, the Purchaser and the Company have agreed, subject to satisfaction or (to the extent permitted under the Merger Agreement) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as reasonably practicable after the acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer, without the Company's Stockholders' Meeting. If, however, the Purchaser does not acquire at least 90% of the Company Common Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the Delaware General Corporation Law, a longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. Pursuant to the Delaware General Corporation Law, stockholders of the Company are not entitled to appraisal rights in connection with the Offer, but are entitled to appraisal rights in connection with the Merger. Appraisal rights under Delaware law are generally not available with respect to a merger where the stock of the Company being acquired is traded on a national securities exchange, as is the Company's stock. However, there is an exception to this general rule with respect to mergers where the consideration to be paid is cash, such that the Company's stockholders are nonetheless entitled to receive appraisal rights, upon the perfection of such rights. Accordingly, the Company's stockholders may exercise their appraisal rights in connection with the Merger.

    If the Purchaser acquires at least 50.1% but less than 90% of the outstanding shares of Company Common Stock, then the Purchaser will convene the Special Meeting to vote upon the Merger. At least 20 days prior to the Special Meeting the Company will file with the SEC and mail to stockholders of record a proxy statement that will contain a copy of Section 262 of the Delaware General Corporation Law and will notify stockholders of record of the availability of appraisal rights. Stockholders electing to demand appraisal rights must deliver to the Company a written demand for such appraisal prior to the taking of the vote on the Merger.

    Stockholders who perfect their appraisal rights by filing a written demand for appraisal, filing a petition with the Delaware Court of Chancery and otherwise complying with the procedures set forth in Section 262 of the Delaware General Corporation Law, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any.

    The Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any holder of Company Common Stock and the demand for appraisal of, and payment in cash for the fair value of, the Company Common Stock. The Purchaser does intend, however, to cause the Company to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each share of Company Common Stock is less than or equal to the Merger Consideration for Company Common Stock. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262 of the Delaware General Corporation Law.

    The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under such law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the Delaware General Corporation Law.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. The Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. It is expected that the business and operations of the Company would form an important part of the Purchaser's future business plans. Except as indicated in this Offer to Purchase, the Purchaser does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries or (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries. There can be no assurance, however, that these plans will not change or be modified, and such change or modification could be material. As a result of the consummation of the Offer and the Merger, indebtedness of the Company may be repaid or refinanced. Lenders of the Company's indebtedness may require the repayment or refinancing of such indebtedness as a result of any change of control of the Company arising out of the Offer or the Merger. There can be no assurance as to whether or not such Lenders will require such repayment or refinancing.

    Semele or the other Offerors may enter into a business combination with the Company pursuant to which Semele or the other Offerors may acquire a direct interest in the Company or its assets at a price and on terms which are determined by the respective entities or by their trustees to be fair to the shareholders or beneficiaries, respectively of the entity from a financial point of view. There currently exists no such agreement or understanding to enter into any such transaction and there can be no assurance that any such transaction will be effectuated.

12. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMPANY STOCK, AMERICAN STOCK EXCHANGE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMPANY STOCK. The purchase of Company Common Stock by the Purchaser pursuant to the Offer will reduce the number of shares of Company Common Stock that might otherwise trade publicly and may reduce the number of holders of Company Common Stock, which could adversely affect the liquidity and market value of the remaining shares of Company Common Stock held by the public stockholders.

    AMERICAN STOCK EXCHANGE LISTING. Depending upon the number of shares of Company Common Stock purchased pursuant to the Offer, the Company Common Stock may no longer meet the standards for continued listing on the American Stock Exchange. If, as a result of the purchase of Company Common Stock pursuant to the Offer, the Merger or otherwise, the Company Common Stock no longer meets the requirements of the American Stock Exchange for continued listing, the listing of the Company Common Stock will be discontinued. The listing requirements of the American Stock Exchange require that an issuer have at least 200,000 publicly held shares, held by at least 300 stockholders, with a market value of at least $1,000,000 and have stockholders' equity of at least $2,000,000 or $4,000,000 (depending on profitability levels during the issuer's four most recent fiscal years). In such event, the market for the Company Common Stock would be adversely affected. In the event that the Company Common Stock were no longer eligible for listing on the American Stock Exchange, quotations might still be available from other sources. The extent of the public market for the Company Common Stock and the availability of such quotations would, however, depend upon the number of holders of such stock remaining at such time, the interest in maintaining a market in such stock on the part of securities firms, the possible termination of registration of such stock under the 1934 Act, as described below, and other factors.

    1934 ACT REGISTRATION. The Company Common Stock is currently registered under the 1934 Act. Such registration may be terminated upon application by the Company to the SEC if the Company Common Stock is not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Company Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to holders of Company Common Stock and to the SEC and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the 1934 Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the 1934 Act with respect to "going private" transactions, no longer applicable to the stock. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the 1933 Act. If registration of the Company Common Stock under the 1934 Act were terminated, the Company Common Stock would no longer be eligible for American Stock Exchange reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Company Common Stock under the 1934 Act after consummation of the Merger.

    MARGIN REGULATIONS. The outstanding shares of Company Common Stock are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Company Common Stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Company Common Stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the Company Common Stock under the 1934 Act were terminated, the stock would no longer constitute "margin securities."

13. FEES AND EXPENSES.

    Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Company Common Stock pursuant to the Offer.

    The Purchaser has retained MacKenzie Partners, Inc. as the Information Agent, and Mellon Investor Services LLC as the Depositary, in connection with the Offer. The Information Agent may contact holders of Company Common Stock by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a fee of $5,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the 1934 Act (relating to the obligation of the Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares of Company Common Stock and (subject to any such rules or regulations) may delay the acceptance for payment of, or the payment for, any tendered shares of Company Common Stock and (except as provided in the Merger Agreement) may amend or terminate the Offer as to any Company Common Stock not then paid for if (i) there are not validly tendered (and not withdrawn) prior to the expiration date of the Offer that number of shares of Company Common Stock that, when added to any such shares owned by the Purchaser or any of its Affiliates, will at least satisfy the Minimum Condition, (ii) any applicable waiting periods under the HSR Act or any other applicable Merger Control Laws shall not have expired or been terminated prior to the expiration of the Offer (the "HSR Condition"), or (iii) at any time on or after the date of the Merger Agreement and before the expiration date of the Offer, any of the following events shall have occurred and be continuing:

        (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity (i) subject to the section of the Merger Agreement entitled "Further Action; Consents; Filings", challenging or seeking to make illegal, materially delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of any Company Common Stock by the Purchaser, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (ii) subject to the provisions of the Merger Agreement, seeking to prohibit or limit materially the ownership or operation by Company, the Purchaser or any of their respective Subsidiaries of all or any of the business or assets of Company, the Purchaser or any of their respective Subsidiaries that is material to either the Purchaser and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole, or to compel the Company, the Purchaser or any of their respective Subsidiaries as a result of the Offer or the Merger to dispose of or to hold separate all or any portion of the business or assets of such Person that is material to either the Purchaser and its Subsidiaries or Company and its Subsidiaries, in each case taken as a whole, (iii) subject to the provisions of the Merger Agreement, seeking to impose or confirm any limitation on the ability of the Purchaser to exercise effectively full rights of ownership of any Company Common Stock, including the right to vote any Company Common Stock acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including the approval and adoption of the Merger Agreement and the Merger, (iv) seeking to require divestiture by the Purchaser of any Company Common Stock, or (v) that otherwise would have a Company Material Adverse Effect or a Buyer Material Adverse Effect (as defined in the Merger Agreement).

        (b) there shall be in effect any injunction or other order, decree, judgment or ruling by a Governmental Entity of competent jurisdiction, or a Law, rule or regulation shall have been promulgated or enacted by a Governmental Entity, that, in any such case, subject to the provisions of the Merger Agreement, (i) restrains, prevents or prohibits the making or consummation of the Offer or of the Merger or that would make such consummation illegal, (ii) prevents, prohibits or restricts the ownership by the Purchaser (or any of its Affiliates) of any material portion of the Company's business or assets or that would substantially deprive the Purchaser and/or its Affiliates of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of the Purchaser to effectively acquire any shares of Company Common Stock.

        (c) (i) the Merger Agreement or the Voting and Tender Agreement shall have been terminated in accordance with its terms, or (ii) any events shall have occurred that gives the Purchaser the right to terminate either the Merger Agreement or the Voting and Tender Agreement.

        (d) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct on the date of the Merger Agreement and as of the date of determination as if made on the date of determination, without taking into account any qualifications as to materiality or Company Material Adverse Effect, except where the failure of such representations and warranties to be true and correct, when taken together with all such other failures, would not have a Company Material Adverse Effect; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in the Merger Agreement with respect to organization and qualification; and capitalization and authorization shall be true and correct in all respects, and (ii) such representations and warranties which are made as of a specific date need only be true as of such date.

        (e) the Company shall have failed to perform or comply with all agreements and covenants required to be performed by it under the Merger Agreement on or before the date of determination, except where the failure to so perform, when taken together with all other such failures, would not have a Company Material Adverse Effect.

        (f) any party thereto (other than the Purchaser) shall have failed to perform or comply in all material respects with all agreements and covenants required to be performed by it under the Voting and Tender Agreement on or before the date of determination.

        (g) there shall have occurred any event, change, effect or development that, individually or in the aggregate with any other event, change, effect or development, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof.

        (i) the Board of Directors of the Company, or any committee thereof, shall have (i) modified in any adverse manner or withdrawn the Company Board Approval (including by amending the Schedule 14D-9), (ii) approved or recommended a Superior Proposal pursuant to the terms of the Merger Agreement, or (iii) resolved to take any of the actions specified in clauses
    (i) or (ii) above.

        (j) the Company shall have a minimum cash balance of less than $6 million, as adjusted pursuant to the terms of Exhibit 8.9 of the Merger Agreement.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser and, except for the Minimum Condition and otherwise subject to the terms of the Agreement, may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Purchaser reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered shares of Company Common Stock, the Purchaser shall either promptly pay for such Company Common Stock or promptly return such Company Common Stock. Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall be returned forthwith to the tendering shareholders.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to the Purchaser and discussions between representatives of the Purchaser with representatives of the Company during the Purchaser's investigation of the Company (see Section 10), the Purchaser is not aware
(i) of any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Company Common Stock by the Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Company Common Stock by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not currently intend, however, to delay the purchase of Company Common Stock tendered pursuant to the Offer, pending the outcome of any such action or the receipt of any such approval (subject to the Purchaser's right to decline to purchase Company Common Stock if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Company Common Stock is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14 for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 21, 2000, prior to the execution of the Merger Agreement, the Company's Board of Directors by unanimous vote of all directors present at a meeting held on such date, approved and adopted the Merger Agreement and determined and declared that each of the Offer and the Merger are fair and advisable to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    In addition, Article Eleventh of the Company's Certificate of Incorporation prevents an "interested shareholder" (including a person who plans to become the beneficial owner of more than 10% of the voting stock of the Company) from engaging in a "business combination" (which is defined to include mergers and certain other actions) unless such business combination is approved by a majority of the "continuing directors" (which is defined to include (i) any member of the Board of Directors of the Company who is not an interested stockholder and was a member of the Board before the interested stockholder became interested, and (ii) any person who subsequently becomes a member of the Board, who is not an interested stockholder, if such person's nomination for election to the Board is approved by a majority of the continuing directors then in office).

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities or the Company's shareholders. In addition, if enjoined, the Purchaser might be unable to accept for payment any Company Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Company Common Stock tendered. See
Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless specified information has been furnished to the Antitrust Division and to the FTC and applicable waiting period requirements have been satisfied. Based upon amendments to the HSR Act that become effective on February 1, 2001, the Offer and the Merger will not be subject to the notification requirement of the HSR Act because the Initial Expiration Date will occur after the effective date of such amendment.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Company Common Stock by the Purchaser pursuant to the Offer. At any time before or after the purchase of Company Common Stock pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Common Stock pursuant to the Offer or seeking the divestiture of Company Common Stock purchased by the Purchaser or the divestiture of substantial assets of the Purchaser, the Company or their respective subsidiaries. Private parties and state attorneys general also may bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made only to holders of Company Common Stock. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Company Common Stock pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Company Common Stock in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the 1934 Act, the Purchaser and the Offerors have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

                                          MILPI ACQUISITION CORP.

Dated: December 29, 2000

                                   SCHEDULE I
       INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE
                           PURCHASER AND THE COMPANY

    1. DIRECTORS AND OFFICERS OF THE PURCHASER. The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is c/o Semele Group, Inc., 200 Nyala Farms, Westport, Connecticut 06880.

                          CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                           DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                      -------------------------------------------------------------------  -----------
BOARD OF DIRECTORS:

James A. Coyne            Mr. Coyne is a director and Vice President of the Purchaser.            U.S.
                          Mr. Coyne has been President and Chief Operating Officer of Semele
                          Group, Inc. ("Semele") since 1997. Mr. Coyne is Executive Vice
                          President/Capital Markets of Equis Corporation, the general partner of Equis Financial Group ("EFG"). Mr. Coyne joined EFG in 1989, remained until 1993, and rejoined in November 1994. From 1993 through November 1994 he was with the Raymond Company, a private investment firm, where he was responsible for obtaining financing for corporate and real estate acquisitions.

Gary D. Engle             Mr. Engle is a director and President of the Purchaser. Mr. Engle       U.S.
                          has been Chairman and Chief Executive Officer of Semele since
                          November 1997. Mr. Engle is President and Chief Executive Officer
                          of EFG, which he joined in 1990 as Executive Vice President.
                          Mr. Engle purchased a controlling interest in EFG in December 1994.
                          He is also President of AFG Realty, Inc. From 1987 to 1990,
                          Mr. Engle was a principal and co-founder of Cobb Partners
                          Development, Inc., a real estate and mortgage banking company, with principal offices in Florida. From 1980 to 1987, Mr. Engle served various capacities with Arvida Disney Company, a large-scale community real estate development company owned by the Walt Disney
                          Company with real estate development projects worldwide.

EXECUTIVE OFFICERS:

Gary D. Engle             President. See above.

James A. Coyne            Vice President and Secretary. See above.

    2. DIRECTORS AND OFFICERS OF THE COMPANY. The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is c/o PLM International, Inc., One Market, Steuart Street Tower, Suite 800, San Francisco, California 94105.

                          CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                           DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                      -------------------------------------------------------------------  -----------
DIRECTORS:

Robert N. Tidball         Mr. Tidball joined the Board of Directors of the Company in 1989        U.S.
                          and was appointed Chairman of the Board in August 1997 and serves on the Nominating Committee and the Executive Committee. His
                          current three-year term as a Class I director expires at the 2000 annual meeting of stockholders of the Company. Between March 1989 and September 2000, Mr. Tidball served as President and Chief
                          Executive Officer of the Company. Between 1987 and September 2000,
                          Mr. Tidball served as officer or director with various
                          subsidiaries of the Company.

Stephen M. Bess           Mr. Bess was appointed a Director and President and Chief Executive     U.S.
                          Officer of the Company in September 2000. His current three-year term as a Class I director expires at the 2000 annual meeting of stockholders of the Company. He was appointed President of PLM
                          Financial Services, Inc. in September 2000 and a Director in July
                          1997. Mr. Bess was appointed President of PLM Investment
                          Management, Inc. in August 1989. He also served as an officer or director of certain other of PLM international's subsidiaries or affiliates, including PLM Financial Services, Inc. and PLM
                          Investment Management, Inc. since 1982.

Randall L-W. Caudill      Mr. Caudill was elected to the Board of Directors of the Company in     U.S.
                          September 1997 and his current three-year term as a Class II director expires at the 2001 annual meeting of the stockholders of the Company. He serves on the Executive Committee, the Compensation
                          Committee and the Audit Committee (Chairman) of the Board of
                          Directors. Mr. Caudill has been President of Dunsford Hill Capital
                          Partners, a San Francisco-based financial consulting firm serving emerging growth companies since 1997. Prior to founding Dunsford
                          Hill Capital Partners in 1997, Mr. Caudill held senior investment banking positions at Prudential Securities from 1987 to 1997, and before that at Morgan Grenfell Inc. and the First Boston
                          Corporation. Mr. Caudill also serves as a director of SBE, Inc., a publicly-held company, and various other companies.

                          CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                           DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                      -------------------------------------------------------------------  -----------
Douglas P. Goodrich       Mr. Goodrich was elected to the Board of Directors of the Company       U.S.
                          in July 1996, and appointed Senior Vice President of the Company in
                          March 1994. Prior to 1994, Mr. Goodrich served as an executive officer of the Company in 1987. Since October 2000, Mr. Goodrich
                          has been the President of MAC Trailer Leasing LLC, d/b/a/ PLM
                          Trailer Leasing. Mr. Goodrich's current three-year term as a Class
                          II director expires at the 2001 annual meeting of stockholders of the Company.

Warren G. Lichtenstein    Mr. Lichtenstein was elected to the Board of Directors of the           U.S.
                          Company in December 1998 and his current three-year term as a Class
                          III director expires at the 2002 annual meeting of stockholders of the Company. Mr. Lichtenstein has been the Chief Executive Officer of Steel Partners L.L.C., the general partner of Steel Partners II,
                          L.P., which is the Company's largest shareholder since 1990.
                          Additionally, Mr. Lichtenstein is the Chief Executive Officer and a
                          director of WebFinancial Corporation and is a director of Gateway
                          Industries, Inc., CPX Corp., ECC International Corporation and Puro
                          Flow, Inc., each a publicly-held company.

Howard M. Lorber          Mr. Lorber was elected to the Board of Directors of the Company in      U.S.
                          January 1999 and his current three-year term as a Class III director expires at the 2002 annual meeting of stockholders of the
                          Company. Mr. Lorber has been President, Chief Operating Officer and a director of New Valley Corporation, an investment banking and real estate concern since 1994. Since 1987, he also has been
                          Chairman of the Board and Chief Executive Officer of Nathan's
                          Famous, Inc., a fast food company. Additionally, Mr. Lorber is a director of United Capital Corporation and Prime Hospitality
                          Corporation, and serves on the boards of several community service organizations.

Harold R. Somerset        Mr. Somerset was elected to the Board of Directors of the Company       U.S.
                          in July 1994 and his current three-year term as a Class II director expires at the 2001 annual meeting of stockholders of the Company.
                          Mr. Somerset serves on the Executive Committee, the Compensation
                          Committee (Chairman) and the Audit Committee of the Board of
                          Directors. Mr. Somerset has been retired since 1993. From February
                          1988 to December 1993, Mr. Somerset was President and Chief
                          Executive Officer of California & Hawaiian Sugar Corporation (C&H
                          Sugar), a subsidiary of Alexander & Baldwin, Inc. Mr. Somerset also serves on the boards of directors for various other companies and organizations, including Longs Drug Stores, Inc., a publicly-held company.

                          CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
NAME                           DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF       CITIZENSHIP
----                      -------------------------------------------------------------------  -----------
Robert L. Witt            Mr. Witt was elected to the Board of Directors of the Company in        U.S.
                          June 1997 and his current three-year term as a Class I director expires at the 2000 annual meeting of stockholders of the Company.
                          He serves on the Executive Committee, the Compensation Committee
                          the Nominating Committee and the Audit Committee of the Board of
                          Directors. Since January 2000, Mr. Witt has been the President and
                          Chief Executive Officer of 1201 Financial & Insurance Services,
                          Inc., a financial and insurance services company. He also has been a principal with WWS Associates, a consulting and investment group specializing in start-up situations and private organizations about to go public, since 1993. Mr. Witt also serves on the boards of directors for various other companies and organizations.

OFFICERS:

Stephen M. Bess           President and Chief Executive Officer.
                          See above.

Richard Brock             Mr. Brock was appointed Vice President and Chief Financial Officer      U.S.
                          of the Company in January 2000, having served as Acting Chief
                          Financial Officer since June 1999 and as Vice President and
                          Corporate Controller of the Company since June 1997. Prior to June
                          1997, Mr. Brock served the Company as an accounting manager beginning in September 1991 and as Director of Planning and General
                          Accounting beginning in February 1994.

Susan C. Santo            Ms. Santo was appointed Vice President, Secretary, and General          U.S.
                          Counsel of the Company in November 1997. She has worked as an attorney for the Company since 1990 and served as its Senior
                          Attorney from 1994 until her appointment as General Counsel.

    The Letter of Transmittal and certificates evidencing Company Common Stock and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                         MELLON INVESTOR SERVICES, LLC

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (201) 296-4293

                             Confirm by Telephone:
                                 (201) 296-4860

    BY OVERNIGHT COURIER                  BY MAIL                        BY HAND
Mellon Investor Services LLC   Mellon Investor Services LLC   Mellon Investor Services LLC
Attn.: Reorganization Dept.    Attn.: Reorganization Dept.    Attn.: Reorganization Dept.
85 Challenger Road             P.O. Box 3301                  120 Broadway, 13th Floor
Mail Drop-Reorg                South Hackensack, NJ 07606     New York, New York 07660
Ridgefield Park, NJ 10271

                               OTHER INFORMATION:

    Questions or requests for assistance may be directed to the Information Agent at one of its respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (Collect)
                                       or
                           (800) 322-2885 (Toll Free)